Filed Pursuant to Rule 433

Registration No. 333-215494

*FULL PRICING* $1.033+BLN Drive Auto Receivables Trust (DRIVE) 2019-1 JT-LEADS : Deutsche Bank (str), Citigroup, Societe Generale

CO-MGRS:    BMO, Santander, Wells Fargo

CL	AMT(MM)	WAL	MDY/S&P	LEGAL	BENCH	PX-SPRD	YLD	CPN	$PX
A1	$140.000	0.11	P1/A1+	01/20	Int L	+ 23	2.77978	2.77978	100.00000
A2A	$208.000	0.53	Aaa/AAA	09/21	EDSF	+ 38	3.105	3.08	99.99740
A2B	$90.000	0.53	Aaa/AAA	09/21	1-ML	+ 39	—	1ML+39	100.00000
A3	$159.480	1.32	Aaa/AAA	10/22	EDSF	+ 48	3.204	3.18	99.99644
B	$113.070	1.89	Aa1/AA	06/23	EDSF	+ 75	3.443	3.41	99.98441
C	$164.470	2.55	A1/A	04/25	ISWPS	+ 115	3.813	3.78	99.99266
D	$158.040	3.45	Baa3/BBB	06/26	ISWPS	+ 150	4.127	4.09	99.99382

* PX Speed:	1.75 ABS 10% call	* Registration:	SEC-Registered (Public)
* Exp Settle:	1/23/2019	* ERISA:	Yes
* First Pay:	2/15/2019	* Min Denoms;	$1k x $1k
* Exp Ratings:	Moody’s, S&P	* Timing:	Priced 1/15/2019
* BBG Ticker:	DRIVE 2019-1	* Bill & Deliver:	Deutsche Bank

CUSIPS

A1	26208NAA2
A2A	26208NAB0
A2B	26208NAC8
A3	26208NAD6
B	26208NAE4
C	26208NAF1
D	26208NAG9

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.

This communication does not contain all information that is required to be included in the prospectus. The information in this communication is preliminary, and is subject to completion or change. Any investment decision with respect to the securities should be made by you based upon the information contained in the prospectus relating to the securities. There can be no assurance that actual pricing will be completed at the indicated value(s). This communication is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted. The foregoing also applies to any information provided in any subsequent discussion with you about the contents of this communication, regardless of the means of such subsequent discussion.